                                                                      EXHIBIT 99


FIRST FORTIS LIFE
INSURANCE COMPANY
FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001, 2000
AND 1999

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------




                                                                         PAGE(s)

Report of Independent Accountants                                          1

Financial Statements:

   Balance Sheets                                                          2

   Statements of Operations                                                3

   Statements of Changes in Shareholder's Equity                           4

   Statements of Cash Flows                                               5-6

   Notes to Financial Statements                                         7-21

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholder of First Fortis Life Insurance Company

In our opinion, the accompanying balance sheet and the related statements of income, of changes in shareholder's equity and of cash flows present fairly, in all material respects, the financial position of First Fortis Life Insurance Company, an indirect, wholly-owned subsidiary of Fortis (SA/NV) and Fortis N.V. (the Company) at December 31, 2001 and 2000, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The financial statements of the Company as of December 31, 1999 were audited by other independent accountants whose report dated February 15, 2000 expressed an unqualified opinion on those statements.



PricewaterhouseCoopers LLP


February 15, 2002

FIRST FORTIS LIFE INSURANCE COMPANY
BALANCE SHEETS
(in thousands, except share data)
--------------------------------------------------------------------------------


                                                                                                      DECEMBER 31,
                                       ASSETS                                                       2001        2000
Investments:
   Fixed maturities, at fair value (amortized cost 2001 - $158,417; 2000 - $130,242)              $  161,583  $  129,784
   Preferred stock                                                                                     2,640           -
   Policy loans                                                                                            6           4
   Short-term investments                                                                              6,601       9,450
   Real estate and other investment                                                                      474           -
                                                                                                ------------  -----------

                                                                                                     171,304     139,238

Cash and cash equivalents                                                                              5,598       1,659

Receivables:
   Uncollected premiums, less allowance (2001 and 2000 - $100)                                         3,830       3,417
   Reinsurance recoverable on unpaid and paid losses                                                 107,443      36,761
   Other                                                                                               3,274       1,267
   Intercompany receivables                                                                            1,974           -
                                                                                                ------------  -----------

                                                                                                     116,521      41,445

Accrued investment income                                                                              2,488       2,215
Deferred policy acquisition costs                                                                      3,760       4,127
Property and equipment at cost, less accumulated depreciation (2001 - $1,729;
     2000 - $1,732)                                                                                       60          78
Deferred federal income taxes                                                                          5,953       3,283
Goodwill, less accumulated amortization (2001 and 2000 - $46)                                          1,949         370
Assets held in separate accounts                                                                      66,341      73,582
                                                                                                ------------  -----------

     Total assets                                                                                 $  368,376  $  265,997
                                                                                                ------------  -----------

              POLICY RESERVES AND LIABILITIES AND SHAREHOLDER'S EQUITY

Policy reserves and liabilities:
   Future policy benefit reserves:
     Life insurance                                                                              $    65,123  $   32,443
     Interest sensitive and investment products                                                        5,010       4,916
     Accident and health                                                                              81,578      76,830
                                                                                                ------------  -----------

                                                                                                     151,711     114,189

   Unearned revenues                                                                                  27,048      10,058
   Other policy claims and benefits payable                                                           31,877      14,205
   Income taxes payable                                                                                6,537       1,035
   Other liabilities                                                                                  31,160       9,550
   Liabilities related to separate accounts                                                           66,341      73,582
                                                                                                ------------  -----------

     Total policy reserves and liabilities                                                           314,674     222,619
                                                                                                ------------  -----------

Shareholder's equity:
   Common stock, $20 par value:  authorized, issued and outstanding shares - 100,000                   2,000       2,000
   Additional paid-in capital                                                                         43,006      37,440
   Retained earnings                                                                                  12,047       4,223
   Accumulated other comprehensive income (loss)                                                       2,247       (285)
                                                                                                ------------  -----------

     Total shareholder's equity                                                                       59,300      43,378
                                                                                                ------------  -----------
     Total policy reserves, liabilities and shareholder's equity                                  $  373,974  $  265,997
                                                                                                ============  ===========

    The accompanying notes are an integral part of the financial statements.

FIRST FORTIS LIFE INSURANCE COMPANY
STATEMENTS OF OPERATIONS
(in thousands)
--------------------------------------------------------------------------------




                                                                                   YEARS ENDED DECEMBER 31
                                                                              2001           2000            1999

Revenues:
    Insurance operations:
      Life insurance premiums                                              $ 21,213       $ 24,399        $ 24,765
      Interest sensitive and investment product policy charges                  377          1,197             950
      Accident and health insurance premiums                                 40,676         39,157          34,498
                                                                           --------       --------        --------

                                                                             62,266         64,753          60,213

    Net investment income                                                    10,006          9,330           8,564
    Net realized losses on investments                                       (1,722)        (1,883)           (123)
    Other income                                                              2,715          1,032             638
                                                                           --------       --------        --------

      Total revenues                                                         73,265         73,232          69,292

Benefits and expenses:
    Benefits to policyholders:
      Life insurance                                                         13,085         18,031          19,100
      Interest sensitive investment products                                    482            440             315
      Accident and health claims                                             28,902         28,657          27,585
                                                                           --------       --------        --------

                                                                             42,469         47,128          47,000

    Amortization of deferred policy acquisition costs                           534            360             240
    Insurance commissions                                                     6,391          5,773           5,114
    General and administrative expenses                                      11,806         13,208          13,840
                                                                           --------       --------        --------

      Total benefits and expenses                                            61,200         66,469          66,194

Income before federal income taxes                                           12,065          6,763           3,098

Federal income taxes                                                          4,241          2,416           1,032
                                                                           --------       --------        --------

Net income                                                                 $  7,824       $  4,347        $  2,066
                                                                           ========       ========        ========

    The accompanying notes are an integral part of the financial statements.

FIRST FORTIS LIFE INSURANCE COMPANY
STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
(in thousands)
--------------------------------------------------------------------------------



                                                                                      RETAINED        ACCUMULATED
                                                                        ADDITIONAL    EARNINGS           OTHER
                                                            COMMON       PAID-IN    (ACCUMULATED     COMPREHENSIVE
                                                 TOTAL      STOCK        CAPITAL       DEFICIT)      (LOSS) INCOME

Balance, December 31, 1998                      $40,026     $ 2,000      $37,440       $(2,190)         $ 2,776

Comprehensive loss:
    Net income                                    2,066           -            -         2,066                -

    Change in unrealized gains (losses)
        on investments, net                      (6,156)          -            -             -           (6,156)
                                                -------

Comprehensive loss                               (4,090)
                                                -------     -------      -------       -------          -------

Balance, December 31, 1999                       35,936       2,000       37,440          (124)          (3,380)

Comprehensive income:
    Net income                                    4,347           -            -         4,347                -

    Change in unrealized gains (losses)
        on investments, net                       3,095           -            -             -            3,095
                                                -------

Comprehensive income                              7,442
                                                -------     -------      -------       -------          -------

Balance, December 31, 2000                       43,378       2,000       37,440         4,223             (285)

    BALAC equity as of 11/30/01                   5,566           -        5,566             -                -

Comprehensive income:
    Net income                                    7,824           -            -         7,824                -

    Change in unrealized gains (losses)
        on investments, net                       2,532           -            -             -            2,532
                                                -------

Comprehensive income                             10,356
                                                -------     -------      -------       -------          -------

Balance, December 31, 2001                      $59,300     $ 2,000      $43,006       $12,047          $ 2,247
                                                =======     =======      =======       =======          =======


    The accompanying notes are an integral part of the financial statements.

FIRST FORTIS LIFE INSURANCE COMPANY
STATEMENTS OF CASH FLOWS
(in thousands)
--------------------------------------------------------------------------------





                                                                                   YEARS ENDED DECEMBER 31
                                                                           2001             2000            1999

Cash flows from operating activities:
     Net income                                                          $  7,824         $  4,347        $  2,066
     Adjustments to reconcile net income to net cash
         provided by operating activities:
       Depreciation, amortization and accretion                               998              156             330
       Net realized losses (gains) on investments                           1,040            1,535             123
       Write-off on investment                                                917              348               -
       Amortization of gain on reinsured business                          (1,984)            (406)              -
       Policy acquisition costs deferred                                     (870)            (950)         (1,445)
       Amortization of policy acquisition costs                                 -              360             240
       Increase in uncollected premiums,
           accrued investment income and other                                 40             (212)           (837)
       Increase in reinsurance recoverable                                (15,412)          (5,127)         (3,176)
       Loss on disposal of property and equipment                            (177)               -               -
       Provision for deferred taxes                                        (5,462)          (1,415)            930
       Increase in future policy benefit reserves, unearned
           revenues and other policy claims and benefits                    2,382            7,679           8,894
       (Decrease) increase in other liabilities                             7,880           (3,128)          5,693
       (Decrease) increase in income taxes payable                          5,000             (178)           (804)
                                                                         --------         --------        --------

       Net cash provided by operating activities                            2,176            3,009          12,014
                                                                         --------         --------        --------

Cash flows from investing activities:
     Purchases of fixed maturity investments                              (51,827)        (172,388)       (159,025)
     Sales and repayments of fixed maturity investments                    74,042          166,630         158,172
     (Increase) decrease in short-term investments                          4,026           (3,650)         (4,970)
     Cash used for BALAC                                                  (32,115)               -               -
     Cash pursuant to reinsurance agreement                                 6,766            2,397               -
                                                                         --------         --------        --------

       Net cash provided by (used in) investing activities                    892           (7,011)         (5,823)
                                                                         --------         --------        --------

Cash flows from financing activities:
     Activities related to investment products:
       Considerations received                                              1,864            5,640           2,875
       Surrenders and death benefits                                         (317)          (4,855)         (5,941)
       Interest credited to policyholders                                      84              314             277
                                                                         --------         --------        --------

       Net cash provided by (used in) financing activities                  1,631            1,099          (2,789)
                                                                         --------         --------        --------

Increase (decrease) in cash and cash equivalents                            4,699           (2,903)          3,402

Cash and cash equivalents at beginning of year                                899            4,562           1,169
                                                                         --------         --------        --------

Cash and cash equivalents at end of year                                 $  5,598         $  1,659        $  4,571
                                                                         ========         ========        ========


    The accompanying notes are an integral part of the financial statements.

FIRST FORTIS LIFE INSURANCE COMPANY
STATEMENTS OF CASH FLOWS
(in thousands)
--------------------------------------------------------------------------------



                                                                                 YEARS ENDED DECEMBER 31
                                                                          2001             2000            1999
Supplemental schedule of non-cash investing activities:
     Assets and liabilities transferred in reinsurance
         transactions (Note 7):
       Non-cash assets (ceded) received:
         Other assets                                                     $  (182)          $   (7)         $   -
         Deferred acquisition costs                                        (3,957)            (816)             -
         Separate accounts                                                    143                -              -
                                                                         --------          -------          -----

       Total value of assets (ceded) received                            $ (3,996)         $  (823)         $   -
                                                                         ========          =======          =====

       Non-cash liabilities ceded (assumed):
         Future policy benefit reserves                                  $  6,957          $   404          $   -
         Unearned premium reserves                                              -              505              -
         Other liabilities                                                     25                9              -
                                                                         --------          -------          -----

       Total liabilities ceded (assumed)                                 $  6,982          $   918          $   -
                                                                         ========          =======          =====


    The accompanying notes are an integral part of the financial statements.

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(in thousands)
--------------------------------------------------------------------------------


1.     NATURE OF OPERATIONS

       NATURE OF OPERATIONS
       First Fortis Life Insurance Company (the Company) is a wholly-owned subsidiary of Fortis, Inc. (Fortis), which itself is a wholly-owned subsidiary of Fortis (SA/NV) and Fortis N.V. The Company was organized to enable the Fortis group of companies to distribute their products to the New York State marketplace. The Company's revenues are derived primarily from group employee benefits products. Effective January 1, 1996, the Company stopped offering its group medical products; however, the Company will continue to renew and service existing medical business, which represented $91, $421 and $1,859 of 2001, 2000 and 1999 of the accident and health premiums, respectively.

       Effective March 1, 2000, the Company ceded long-term care insurance business to John Hancock Life Insurance Company on a 100% co-insurance basis. (See Note 7 "Reinsurance" for more information on this reinsurance transaction.)

       Effective April 1, 2001, the Company ceded, among other blocks of business, certain individual life insurance policies and annuity contracts to Hartford Life Insurance Company on a 100% co-insurance basis. (See Note 7 "Reinsurance" for more information on this reinsurance transaction.)

       Effective as of November 30, 2001, the Company completed a statutory merger in which Bankers American Life Assurance Company, a New York insurance company ("BALAC"), will merge with and into FFLIC (the "Merger"). The Merger is being completed as part of an internal reorganization being effected by Fortis, Inc. with respect to certain of its life and health insurance companies.

       On December 31, 2001, the Company purchased (the "Purchase") the Dental Benefits Division of Protective Life Corporation ("Protective"). The Purchase includes group dental, group life and group disability insurance products ("Insurance Products"). The Company will reinsure these Insurance Products on a 100% co-insurance basis and perform administration of such Insurance Products. The Company paid $2,500 for the business and recorded goodwill of $1,625 in the transaction.


2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       USE OF ESTIMATES
       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

       NEW ACCOUNTING PRONOUNCEMENTS

       In June 2001, the Financial Accounting Standards Board issued statement of Financial Accounting Standards (SFAS) 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 addresses financial accounting and reporting for business combinations and requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method. The Company applied the provisions of SFAS 141 for all business combinations subsequent to June 30, 2001. SFAS 142 eliminates the amortization of goodwill and certain intangible assets that are deemed to have indefinite lives and requires such assets to be tested for impairment and to be written down to fair value, if necessary. The Company is currently assessing its goodwill for impairment and has not yet determined whether or to what extent this new statement will affect the financial statements.

       Effective January 1, 2000, the Company adopted Statement of Position ("SOP") 98-7, Deposit Accounting: Accounting for Insurance and Reinsurance Contracts that do not Transfer Insurance Risk. SOP 98-7 provides guidance on how to account for insurance and reinsurance contracts that do not transfer insurance risk. The adoption of SOP 98-7 did not have a material effect on the Company's results of operations or financial position.

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(in thousands)
--------------------------------------------------------------------------------



       INVESTMENTS
       The Company's investment strategy is developed based on many factors including insurance liability matching, rate of return, maturity, credit risk, tax considerations and regulatory requirements.

       All fixed maturity investments and all marketable equity securities are classified as available-for-sale and carried at fair value. Changes in fair values of available-for-sale securities, after related deferred income taxes and after adjustment for the changes in pattern of amortization of deferred policy acquisition costs are reported directly in shareholder's equity as accumulated other comprehensive income and, accordingly, have no effect on net income. The unrealized appreciation or depreciation is net of deferred policy acquisition cost amortization and taxes that would have been required as a charge or credit to income had such unrealized amounts been realized.

       Policy loans are reported at the aggregate of the unpaid loan balances which do not exceed the cash surrender values of the related policies. Short-term investments are carried at cost which approximates fair value.

       Real estate and other investments consist principally of property acquired in satisfaction of debt and limited partnerships, respectively. Real estate is recorded at cost or carrying value of loans foreclosed less allowances for depreciation. The Company provides for depreciation on a straight-line basis over the estimated useful lives. Other investments are accounted for using the equity method of accounting.

       Realized gains and losses on sales of investments, and declines in value judged to be other-than-temporary, are recognized on the specific identification basis. Investment income is recorded as earned.

       DEFERRED POLICY ACQUISITION COSTS
       The costs of acquiring new business, which vary with and are directly related to the production of new business, are deferred to the extent recoverable and amortized. For credit life, disability and accident and health insurance products, such costs are amortized over the premium paying period. For interest sensitive and investment products, such costs are amortized in relation to expected future gross profits. Estimation of future gross profits requires significant management judgment and is reviewed periodically. As excess amounts of deferred costs over future premiums or gross profits are identified, such excess amounts are expensed.

       PROPERTY AND EQUIPMENT
       Property and equipment are recorded at cost less accumulated depreciation. The Company provides for depreciation principally on the straight-line method over the estimated useful lives of the related property. Depreciation expense was $51, $46 and $202 at December 31, 2001, 2000 and 1999, respectively.

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(in thousands)
--------------------------------------------------------------------------------

       GOODWILL
       Goodwill represents the excess of the purchase price paid over net assets acquired in connection with the purchase of the New York shell of Metropolitan Life. The block of business purchased included ordinary life, other accident and health, and annuities. Goodwill is amortized on a straight line basis over 18 years.

       On December 31,2001, the Company entered into an agreement with Protective Life Corporation which provided for the assumption of its Dental Benefits Division. The blocks of business purchased included group dental, group life and group disability insurance products. The Company recorded $1,625 of goodwill which will be amortized over the life of this assumed business.

       GUARANTY FUND ASSESSMENTS
       There are a number of insurance companies that are currently under regulatory supervision. This may result in future assessments by state guaranty fund associations to cover losses to policyholders of insolvent or rehabilitated companies. These assessments can be partially recovered through a reduction in future premium taxes in some states. The Company believes it has adequately provided for the impact of future assessments relating to current insolvencies.

       SEPARATE ACCOUNTS
       Revenues and expenses related to the separate account assets and liabilities are excluded from the amounts reported in the accompanying statements of operations. Assets and liabilities associated with separate accounts relate to deposit and annuity considerations for which the contract owner, rather than the Company, bears the investment risk. Separate account assets are reported at fair value and represent funds held for the exclusive benefit of the variable annuity contract owners. The Company receives mortality and expense risk fees from the separate accounts.

       The Company makes contractual mortality assurances to the variable annuity contract owners that the net assets of the separate accounts will not be affected by future variations in the actual life expectancy experience of the annuitants and beneficiaries from the mortality assumptions implicit in the annuity contracts. The Company makes periodic fund transfers to, or withdrawals from, the separate account assets for such actuarial adjustments for variable annuities that are in the benefit payment period. The Company also guarantees that the rates at which administrative fees are deducted from contract funds will not exceed contractual maximums.

       For variable life insurance, the Company guarantees that the rates at which insurance charges and administrative fees are deducted from contract funds will not exceed contractual maximums. The Company also guarantees that the death benefit will continue payable at the initial level regardless of investment performance so long as minimum premium payments are made.

       REVENUE RECOGNITION AND FUTURE POLICY BENEFIT RESERVES
       Premiums for traditional life insurance are recognized as revenue when due over the premium-paying period. Reserves for future policy benefits are computed using the net level method and include investment yield, mortality, withdrawal, and other assumptions based on the Company's experience, modified as necessary to reflect anticipated trends and to include provisions for possible unfavorable deviations.

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(in thousands)
--------------------------------------------------------------------------------


       Revenues for interest sensitive and investment products consist of charges assessed against policy account balances during the period for the cost of insurance, policy administration, and surrender charges. Future policy benefit reserves are computed under the retrospective deposit method and consist of policy account balances before applicable surrender charges. Policy benefits charged to expense during the period include amounts paid in excess of policy account balances and interest credited to policy account balances. Interest credit rates for universal life and investment products ranged from 3.00% to 10.75% in 2001, 4.00% to 12.00% in 2000 and 4.00% to 6.75% in 1999.

       Premiums for accident and health insurance products, including medical, long and short-term disability and dental insurance products, are recognized as revenues ratably over the contract period in proportion to the risk insured. Reserves for future disability benefits are based on the 1987 Commissioners Group Disability Table. The valuation interest rate is the Single Premium Immediate Annuity Valuation rate less 100 basis points. Claims in the first five years are modified based on the Company's actual experience.

       Premiums for credit insurance included in life insurance premiums and accident and health insurance premiums are recognized as revenues when due over the estimated coverage period.

       CLAIMS AND BENEFITS PAYABLE
       Other policy claims and benefits payable for reported and incurred but not reported claims and related claims adjustment expenses are determined using case-basis estimates and past experience. The methods of making such estimates and establishing the related liabilities are continually reviewed and updated. Any adjustments resulting therefrom are reflected in income currently.

       INCOME TAXES
       Income taxes have been provided using the liability method. Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and the tax bases and are measured using the enacted tax rates.

       COMPREHENSIVE INCOME
       Comprehensive income is comprised of net income and other comprehensive income which includes unrealized gains and losses adjusted for the impact of gains and losses realized during the current year on securities classified as available for sale, net of the effect on deferred policy acquisition costs, and taxes.

       STATEMENTS OF CASH FLOWS
       The Company considers investments with a maturity at the date of their acquisition of three months or less to be cash equivalents. These securities are carried principally at amortized cost which approximates fair value

       RECLASSIFICATIONS
       Certain amounts in the 2000 and 1999 financial statements have been reclassified to conform to the 2001 presentation.

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(in thousands)
--------------------------------------------------------------------------------


3.     INVESTMENTS

       AVAILABLE-FOR-SALE SECURITIES
       The following is a summary of the available-for-sale securities:

                                                                        GROSS           GROSS
                                                      AMORTIZED         UNREALIZED     UNREALIZED        FAIR
                                                        COST            GAINS           LOSSES          VALUE
       At December 31, 2001:
           Governments                                  $  16,600        $   397         $   201         $  16,796
           Public utilities                                11,710            336             302            11,744
           Industrial and miscellaneous                   130,107          4,111           1,175           133,043
                                                    --------------   ------------     -----------   ---------------

       Total                                            $ 158,417        $ 4,844         $ 1,678         $ 161,583
                                                    --------------   ------------     -----------   ---------------

       At December 31, 2000:
           Governments                                  $  19,185        $   805         $    46         $  19,944
           Public utilities                                15,505            215             387            15,333
           Industrial and miscellaneous                    95,552          1,775           2,820            94,507
                                                    --------------   ------------     -----------   ---------------

       Total                                            $ 130,242        $ 2,795         $ 3,253         $ 129,784
                                                    ==============   ============     ===========   ===============


       The amortized cost and fair value of fixed maturity securities at December 31, 2001, by contractual maturity, are shown below:


                                                                                 AMORTIZED            FAIR
                                                                                   COST              VALUE

        Due in one year or less                                                  $   2,794        $   2,862
        Due after one year through five years                                       41,712           43,368
        Due after five years through ten years                                      53,364           53,883
        Due after ten years                                                         60,547           61,470
                                                                             --------------  ---------------

Total                                                                            $ 158,417        $ 161,583
                                                                             ==============  ===============



       Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

       INVESTMENTS ON DEPOSIT
       The Company had fixed maturities carried at $963 and $505 at December 31, 2001 and 2000, respectively, on deposit with various governmental authorities as required by law.

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(in thousands)
--------------------------------------------------------------------------------


       NET INVESTMENT INCOME AND NET REALIZED GAINS (LOSSES) ON INVESTMENTS Major categories of net investment income for each year were as follows:

                                           2001          2000          1999

Net investment income:
    Fixed maturities                    $  8,908       $ 8,956       $ 8,375
    Short-term investments                 1,269           494           326
                                        --------      --------      --------

                                          10,177         9,450         8,701

Expenses                                    (171)         (120)         (137)
                                        --------       -------       -------

Net investment income                   $ 10,006       $ 9,330       $ 8,564
                                        ========       =======       =======



       All net realized gains (losses) on investments resulted from sales of fixed maturities.

       Proceeds from sales of investments were $229,713, $165,630 and $157,672 in 2001, 2000 and 1999, respectively. Gross gains of $1,513, $448 and $738 and gross losses of $2,981, $2,331 and $861 were realized on the sales in 2001, 2000 and 1999, respectively.

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(in thousands)
--------------------------------------------------------------------------------



       NET UNREALIZED GAINS (LOSSES)
       The adjusted net unrealized gains (losses) on investments recorded in accumulated other comprehensive income for the year ended December 31, were as follows:

                                                        BEFORE-      TAX
                                                         TAX       BENEFIT      NET-OF-TAX
                                                        AMOUNT    (EXPENSE)       AMOUNT

December 31, 2001:
    Unrealized gains (losses) on investments:
      Unrealized gains (losses) on available-for-sale
           investments                                  $ 5,611    $(1,959)      $ 3,652
      Reclassification adjustment for gains (losses)
           realized in net income                        (1,722)       602        (1,120)
                                                        -------    -------       -------

Other comprehensive income                              $ 3,889    $(1,357)      $ 2,532
                                                        =======    =======       =======

December 31, 2000:
    Unrealized gains (losses) on investments:
      Unrealized gains (losses) on available-for-sale
           investments                                  $ 6,644    $(2,325)      $ 4,319
      Reclassification adjustment for gains (losses)
           realized in net income                        (1,883)       659        (1,224)
                                                        -------    -------       -------

Other comprehensive income                              $ 4,761    $(1,666)      $ 3,095
                                                        =======    =======       =======

December 31, 1999:
    Unrealized gains (losses) on investments:
      Unrealized gains (losses) on available-for-sale
           investments                                  $(9,348)   $ 3,272       $(6,076)
      Reclassification adjustment for gains (losses)
           realized in net income                          (123)        43           (80)
                                                        -------    -------       -------

Other comprehensive loss                                $(9,471)   $ 3,315       $(6,156)
                                                        =======    =======       =======


4.     LEASES

       The Company leases office space under operating lease arrangements that have various renewal options and are subject to escalation clauses for real estate taxes and operating expenses. Rent expense was $698, $791 and $915 in 2001, 2000 and 1999, respectively. Future minimum payments required under operating lease arrangements that have initial or noncancelable terms in excess of one year or more are: 2002 - $624, 2003
       - $597, 2004 - $601, 2005 - $604, 2006 - $521 and thereafter $696.

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(in thousands)
--------------------------------------------------------------------------------


5.     ACCIDENT AND HEALTH RESERVES

       Activity for the liability for unpaid accident and health claims is summarized as follows:

                                                                   YEARS ENDED DECEMBER 31
                                                             2001           2000            1999
Balance as of January 1, net of reinsurance
      recoverables:                                        $ 65,615        $ 63,788       $ 62,540

    Add:  Incurred losses related to:
      Current year                                           35,983          28,676         18,907
      Prior years                                            (6,950)           (928)         8,678
                                                           --------        --------       --------

Total incurred losses                                        29,033          27,748         27,585

    Deduct:  Paid losses related to:
      Current year                                           12,034          16,321         14,717
      Prior year                                             10,083           9,600         11,620
                                                           --------        --------       --------

Total paid losses                                            22,117          25,921         26,337
                                                           --------        --------       --------

Balance as of December 31, net of reinsurance
      recoverables                                         $ 72,531        $ 65,615       $ 63,788
                                                           ========        ========       ========



       The table above differs from the amounts reported on the balance sheet in the following respects: (1) the table above is presented net of ceded reinsurance and the accident and health reserves reported on the balance sheet are gross of ceded reinsurance; and (2) the table above includes accident and health benefits payable which are included with other policy claims and benefits payable reported on the balance sheet.

       The 2001, 2000 and 1999 claims incurred related to prior years is principally additional payments and increases to the discounted accident and health reserves based on actual experience of claims liabilities through the current year.

       The liability for unpaid accident and health claims includes $55,566 and $57,704 of total disability income reserves as of December 31, 2001 and 2000, respectively, which were discounted for anticipated interest earnings assuming a 6.0% interest rate.

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(in thousands)
--------------------------------------------------------------------------------


6.     FEDERAL INCOME TAXES

       As of May 1, 1997, the Company reports its taxable income in a consolidated federal income tax return along with other affiliated subsidiaries of Fortis. Income tax expense or credits are allocated among the affiliated subsidiaries by applying corporate income tax rates to taxable income or loss determined on a separate return basis according to a Tax Allocation Agreement.

       Deferred income taxes reflect the net tax effects of temporary differences between the basis of assets and liabilities for financial statement purposes and for income tax purposes.

       The significant components of the Company's deferred tax liabilities and assets as of December 31, 2001 and 2000 are as follows:

                                                                 DECEMBER 31
                                                             2001          2000


       Deferred tax assets:                                $     -       $   809
           Reserves                                              -           645
           Separate account assets/liabilities                   -         1,772
           Unrealized losses                                 1,441             -
           Accrued expenses                                  4,373             -
           Deferred gains on reinsurance                     1,020             -
           Unearned ceding fees                              3,144           442
                                                           -------       -------
           Other
                                                             9,978         3,668
       Total deferred tax assets

       Deferred tax liabilities:                               205           238
           Deferred policy acquisition costs                 1,168             -
           Reserves                                          1,045             -
           Investments                                       1,607           147
                                                           -------       -------
           Other
                                                             4,025           385
                                                           -------       -------
       Total gross deferred tax liabilities
                                                           $ 5,953       $ 3,283
                                                           =======       =======
       Net deferred tax asset


       The Company is required to establish a valuation allowance for any portion of the deferred tax asset that management believes will not be realized. In the opinion of management, it is more likely than not that the Company will realize the benefit of the deferred tax assets, and therefore, no such valuation allowance has been established.

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(in thousands)
--------------------------------------------------------------------------------



       The Company's tax expense (benefit) for the year ended December 31 is shown as follows:

                                                                 2001       2000      1999

       Current                                                 $ 8,917    $ 3,831   $   102
       Deferred                                                 (4,676)    (1,415)      930
                                                               -------    -------   -------

                                                               $ 4,241    $ 2,416   $ 1,032
                                                               =======    =======   =======

       Federal income tax payments and refunds resulted in net payments of $4,703 and $4,011 in 2001 and 2000, respectively, and net refunds of $906 in 1999.

       The Company's effective income tax rate varied from the statutory federal income tax rate as follows:

                                                                 2001      2000      1999

       Statutory income tax rate                                35.0 %    35.0 %    35.0 %
       Other, including provision for prior year adjustments     0.2       0.7      (1.7)
                                                                ------    ------    ------

                                                                35.2 %    35.7 %    33.3 %
                                                                ======    ======    ======



       At December 31, 2000, the Company has fully utilized all net operating loss, capital loss, and alternative minimum tax credit carryforwards.


7.     REINSURANCE

       In the second quarter of 1996, the Company received approval from the New York State Insurance Department for a reinsurance agreement with the Fortis Benefits Insurance Company (Fortis Benefits), an affiliate. The agreement, which became effective as of January 1, 1996, decreased the Company's long-term disability reinsurance retention from a $10 net monthly benefit to a $2 net monthly benefit for claims incurred on and after January 1, 1996. The Company has ceded $6,622, $6,884 and $6,580 of premium and $17,480, $14,366 and $11,047 of reserves in 2001, 2000 and
       1999, respectively, to Fortis Benefits. In the future, the agreement is expected to reduce the variability of financial results for this product line.

       Future policy benefits and other policy claims and benefits payable are reported gross of reinsurance. The reinsured portion of future policy benefits and other policy claims and benefits payable are $107,443 and $36,373 in 2001 and 2000, respectively.

       The maximum amounts that the Company retains on any one life are $500 for group life; $250 for group accidental death; $2 net monthly benefit for long-term disability; from 10% to 100% of possible benefits payable under credit life and credit disability insurance; and none of a closed block of individual life business. Amounts in excess of these limits are reinsured with various insurance companies on a yearly renewable term, coinsurance or other basis.

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(in thousands)
--------------------------------------------------------------------------------


       In the fourth quarter of 2001, the Company entered into a reinsurance agreement with Protective Life Corporation (Protective). The agreement, which became effective December 31, 2001, provided for the assumption of Protective's Dental Benefits Division on a 100% co-insurance basis. The Company assumed approximately $220 of reserves, paid cash of approximately $2,500, and recorded $1,625 of goodwill as of December 31, 2001.

       Ceded reinsurance premiums for the year ended December 31 were as follows:

                                                                    2001           2000            1999

Life insurance                                                      $ 40,746         $ 5,399        $ 5,001
Accident and health insurance                                         41,747          15,713         11,186
                                                                -------------  --------------  -------------

                                                                    $ 82,493        $ 21,112       $ 16,187
                                                                =============  ==============  =============

       Recoveries under reinsurance contracts for the year ended December 31 were as follows:



                                                                    2001           2000            1999

Life insurance                                                      $ 14,344         $ 1,791        $ 2,571
Accident and health insurance                                         15,062           5,280          5,522
                                                                -------------  --------------  -------------

                                                                    $ 29,406         $ 7,071        $ 8,093
                                                                =============  ==============  =============


       Reinsurance ceded would become a liability of the Company in the event the reinsurers are unable to meet the obligations assumed under the reinsurance agreement. To minimize its exposure to significant losses from reinsurance insolvencies, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities or economic characteristics of the reinsurers.

       In the first quarter of 2000, the Company entered into a reinsurance agreement with John Hancock Life Insurance Company (John Hancock) for the sale of the Long-Term Care (LTC) line of business. The sale of the LTC line of business was effective March 1, 2000. The Company recorded a gain on this transaction of $2,492. The gain has been deferred and is being amortized as the level of direct inforce LTC policies decreases over future years, not to exceed 30 years. The amount of gain amortized was $338 and $406 in 2001 and 2000, respectively. The Company ceded $8,013 and $3,330 of premiums and $5,136 and $1,577 of reserves to John Hancock in 2001 and 2000, respectively.

       In the second quarter of 2001, the Company entered into a reinsurance agreement with Hartford Life Insurance Company (Hartford) for the sale of its Fortis Financial Group division (the Division). The Division includes, among other blocks of business, certain individual life insurance policies and annuity contracts (collectively, the Insurance Contracts) written by The Company. Certain of the Insurance Contracts permit investment in, among other investment options, various series of the Fortis Series Fund.

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(in thousands)
--------------------------------------------------------------------------------


       To effect the Sale as it relates to the Company, The Hartford reinsured the Insurance Contracts on a 100% co-insurance basis (or 100% modified co-insurance basis for some of the block) and agreed to administer the Insurance Contracts going forward. The Company received, in connection with the Sale, aggregate cash consideration of approximately $15,000 from The Hartford. The reinsurance transaction resulted in a gain of $10,457 which was deferred and will be amortized into income at the rate that earnings from the business sold would have been expected to emerge. The amount of gain amortized in 2001 was $1,646.


8.     DIVIDEND RESTRICTIONS

       Per section 4207 of New York Insurance Laws, dividends may be paid by domestic stock life insurance companies in the following manner: 100% of the net gain from operations excluding realized capital gains or 10% of policyholders surplus, whichever is less.


9.     REGULATORY ACCOUNTING REQUIREMENTS

       The Company prepares its statutory-basis financial statements in accordance with accounting practices prescribed or permitted by the Department of Insurance of the State of New York. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from company to company within a state, and may change in the future. The Company does not employ any significant permitted practices.

       In 1998, the NAIC adopted codified statutory accounting practices (Codification) effective January 1, 2001. Codification will likely change, to some extent, prescribed statutory accounting practices and may result in changes to the accounting practices that the Company uses to prepare its statutory-basis financial statements. Codification requires adoption by the various states before it becomes the prescribed statutory basis of accounting for insurance companies domesticated within those states.

       The New York Insurance Department recently adopted the Codification guidance (Regulation 172), effective January 1, 2001, but did not adopt several key provisions of the guidance, including deferred income taxes and the establishment of goodwill as an asset.

       The cumulative effect of all changes resulting from the Codification guidance will be recorded as a direct adjustment to statutory surplus on January 1, 2001. The effect of the adoption is expected to increase statutory surplus by a material amount.

       Insurance enterprises are required by state insurance departments to adhere to minimum risk-based capital (RBC) requirements developed by the NAIC. The Company exceeds the minimum RBC requirements.

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(in thousands)
--------------------------------------------------------------------------------


       Reconciliations of net income and shareholder's equity on the basis of statutory accounting to the related amounts presented in the accompanying statements were as follows:

                                                            NET INCOME                SHAREHOLDER'S EQUITY
                                              ---------------------------------      ----------------------
                                              2001         2000         1999         2001          2000
                                                         RESTATED     RESTATED                   RESTATED

Based on statutory accounting practices       $12,478      $10,163      $ 6,348      $ 55,786      $ 67,504
Deferred policy acquisition costs                (361)         598        1,356         3,760         4,127
Deferred and uncollected premiums             (14,724)     (26,606)     (28,226)          100          (786)
Policy reserves                                 4,360       12,123       13,303         2,563        15,136
Investment valuation difference                     -            -            -         3,185       (49,343)
Commissions                                       308        6,112        7,248          (125)        3,192
Deferred gain on LTC sale                         338          406            -        (1,748)       (2,086)
Deferred gain on FFG sale                       1,646            -            -       (10,457)            -
Unearned ceding fee                                 -            -            -        (2,914)            -
Amounts payable reinsurance ceded                   -            -            -           943             -
Funds held under reinsurance treaty                 -            -            -             -             -
      unauthorized reinsurer                        -            -            -            89             -
Realized (losses) gains on investments         (2,963)      (4,591)      (2,771)            -             -
Amortization of goodwill                          (46)         (46)         (46)        1,949           370
Income taxes                                    5,606        3,598        1,304         4,375         3,633
Pension                                           249          (82)         (84)         (238)         (487)
Amortization of IMR                              (142)        (306)        (393)            -             -
Reinsurance in unauthorized companies               -            -            -            43           504
Interest maintenance reserve                        -            -            -           637           735
Asset valuation reserve                             -            -            -           540         1,175
Property and equipment                              -            -            -            23             9
Agents balances                                     -            -            -           694          (591)
Other                                           1,075        2,978        4,027            95           286
                                              -------      -------      -------      --------      --------

Based on generally accepted
      accounting principles                   $ 7,824      $ 4,347      $ 2,066      $ 59,300      $ 43,378
                                              =======      =======      =======      ========      ========


10.    TRANSACTIONS WITH AFFILIATED COMPANIES

       The Company received various services from Fortis and its affiliates. These services include assistance in benefit plan administration, corporate insurance, accounting, tax, auditing, investment, information systems, actuarial and other administrative functions. The fees paid for these services for years ended December 31, 2001, 2000 and 1999 were $1,761, $2,736 and $1,541, respectively.

       Administrative expenses allocated for the Company may be greater or less than the expenses that would be incurred if the Company were operating on a separate company basis.

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(in thousands)
--------------------------------------------------------------------------------


11.    FAIR VALUE DISCLOSURES

       VALUATION METHODS AND ASSUMPTIONS
       The fair values for fixed maturity securities are based on quoted market prices, where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services or, in the case of private placements, are estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments.

       For short-term investments, the carrying amount is a reasonable estimate of fair value. The carrying amount of policy loans reported in the balance sheet approximates fair value. The fair values for the Company's policy reserves under the investment products are determined using cash surrender value.

       Separate account assets and liabilities are reported at their estimated fair value in the Balance Sheet.

       The fair values under all insurance contracts are taken into consideration in the Company's overall management of interest rate risk, such that the Company's exposure to changing interest rates is minimized through the matching of investment maturities with amounts due under insurance contracts.


                                                  DECEMBER 31, 2001                 DECEMBER 31, 2000
                                               -------------------------         --------------------------
                                                CARRYING          FAIR           CARRYING           FAIR
                                                 AMOUNT           VALUE           AMOUNT           VALUE

Assets:
    Investments:
      Securities available-for-sale:
        Fixed maturities                        $ 161,583       $ 161,583        $ 129,784        $ 129,784
    Short-term investments                          6,601           6,601            9,450            9,450
    Cash                                            5,598           5,598            1,659            1,659
    Policy loans                                        6               6                4                4
    Assets held in separate accounts               66,341          66,341           73,582           73,582

Liabilities:
    Individual and group annuities
        (subject to discretionary
        withdrawal)                                 4,706           4,260            6,593            6,418
    Liabilities related to separate
        accounts                                   66,341          66,341           73,582           73,582

FIRST FORTIS LIFE INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(in thousands)
--------------------------------------------------------------------------------



12.    RETIREMENT AND OTHER EMPLOYEE BENEFITS

       The Company is an indirect wholly-owned subsidiary of Fortis, which sponsors a defined benefit pension plan covering employees and certain agents who meet eligibility requirements as to age and length of service. The benefits are based on years of service and career compensation. As a matter of policy, pension costs are funded as they accrue and vested benefits are fully funded. Fortis' funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes, and to charge each subsidiary an allocable amount based on its employee census. Pension cost allocated to the Company amounted to $249, $82 and $20 for 2001, 2000 and 1999, respectively.

       The Company has a contributory profit sharing plan, sponsored by Fortis, covering employees and certain agents who meet eligibility requirements as to age and length of service. Benefits are payable to participants on retirement or disability and to the beneficiaries of participants in the event of death. For employees hired on or before December 31, 2000, the first 3% of an employee's contribution is matched 200% by the Company. The second 2% is matched 50% by the Company. For employees hired after December 31, 2000, the first 3% of an employee's contribution is matched 100% by the Company. The second 2% is matched 50% by the Company. The amount expensed was approximately $107, $168 and $133 for 2001, 2000 and 1999, respectively.

       In addition to retirement benefits, the Company participates in other health care and life insurance benefit plans (postretirement benefits) for retired employees, sponsored by Fortis. Health care benefits, either through a Fortis-sponsored retiree plan for retirees under age 65 or through a cost offset for individually purchased Medigap policies for retirees over age 65, are available to employees who retire on or after January 1, 1993, at age 55 or older, with 10 years or more service. Life insurance, on a retiree pay all basis, is available to those who retire on or after January 1, 1993.


13.    COMMITMENTS AND CONTINGENCIES

       The Company is named as a defendant in a number of legal actions arising primarily from claims made under insurance policies. These actions have been considered in establishing policy benefit and loss reserves. Management and its legal counsel are of the opinion that the settlement of these actions will not have a material adverse effect on the Company's financial position or results of operations.